Exhibit 99.1

Block Communications, Inc. Reports First Quarter 2003 Results

Toledo, OH—Tuesday, May 13, 2003
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended March 31, 2003.

     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting. The Company had approximately 152,000 basic cable subscribers at March 31, 2003, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area and serves approximately 133,400 subscribers. This system has been 100% rebuilt to 870 MHz, excluding approximately 2,000 of the subscribers acquired in the like-kind exchange of Monroe Cablevision. The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 386,000 and 595,700, respectively as of March 31, 2003. The Company also owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois.

     For the first quarter ended March 31, 2003, the Company had net revenues of $101.4 million, a decrease of $589,000, or 0.6%, as compared to the same period of the prior year. This decrease was attributable to reduced publishing advertising revenue, partially offset by increases in cable and telecom operations.

     Cable revenue for the quarter was $26.9 million, an increase of $1.8 million, or 7.2%, as compared to the same period of 2002. The increase in cable revenue was principally the result of an increase of $5.02, to $58.93, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the period. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per customer of $45.64, reflects a decrease of $.91 as compared to the first quarter of 2002. This decrease is primarily due to digital packaging discounts offered as part of the aggressive digital marketing campaign launched during the third quarter of 2002. Average monthly digital revenue per home of $14.90 for the quarter ended March 31, 2003 decreased $1.82 as compared to the quarter ended March 31, 2002. This decrease is due to a shift in subscriber base from high-end early adopters to mainstream digital subscribers. This shift in the subscriber base is a result of the aggressive marketing campaign mentioned above.

     Revenue generating units increased in the digital and high-speed data categories during the quarter ended March 31, 2003. Net digital additions totaled 4,768 during the quarter, resulting in 30,860 digital homes as of March 31, 2003. Net high-speed data additions totaled 1,941 during the quarter, resulting in 24,506 high-speed data customers as of March 31, 2003. Year over year, the increase in digital and high-speed data subscribers equaled 21, 019 and 7,078, respectively. Basic subscribers at the end of the period totaled 152,040, a decrease of 994 basic subscribers from the prior year. This is primarily due to the decrease of 727 basic subscribers of our non-rebuilt Erie County system, due to the growth in DBS penetration. The rebuild of Erie County began in the first quarter of 2003, with an expected completion date of the first quarter of 2004. Basic subscribers decreased 352 during the quarter ended March 31, 2003, with Erie County recognizing a decrease of 372 subscribers offset by minimal growth in Buckeye Cablesystem’s basic subscribers.

     Publishing revenue was $59.5 million, a decrease of $2.1 million, or 3.4%, as compared to the first quarter of 2002. The decrease consisted of a $2.0 million, or 4.1%, decrease in advertising revenue due primarily to a decrease in retail and classified advertising of $1.2 million, or 5.0%, and $1.1 million, or 5.7%, respectively, resulting from continued economic softness due in part to concerns over the war with Iraq. These decreases were partially offset by an increase in national advertising of $330,000, or 5.0%. For the first quarter of 2003, circulation revenue and other revenue, which consists of third party delivery and total market coverage, were consistent with the same quarter of the previous year.

     Broadcasting revenue was $9.1 million, an increase of $68,000, or 0.8%, as compared to the three months ended March 31, 2002. The increase in broadcasting revenue was due to an increase in local advertising revenue of $271,000, or 4.8%, an increase in national and regional advertising of $182,000, or 4.4%, offset by a decrease in political advertising of $373,000.

     Other communications revenue was $6.0 million, a decrease of $371,000, or 5.8%, as compared to same period of the prior year. This is partially due to a decrease in our security system sales revenue of $576,000, resulting from a planned reduction in the growth of our security business with the intent of improving operating margins and controlling capital investments. Other communications revenue also reflects an increase in telecom switched services revenue of $435,000, offset by a decrease in long-distance revenue of $172,000. During the first quarter of 2003, the telecom switched services revenue increased due to the addition of 35 unique telecom customers, representing a 6.1% increase.

     Operating expenses for the quarter were $101.3 million, an increase of $754,000, or 0.8%, as compared to the first quarter of 2002. The increase in operating expenses was attributable to increased cable and broadcasting expenses, offset by decreased publishing and other communications expenses. Cable operating expenses were $24.7 million, an increase of $1.9 million, or 8.2%, as compared to the same period of the prior year. The increase was primarily due to a $1.1 million, or 16.9%, increase in depreciation, to $7.8 million. This increase in depreciation is attributable to the capital expenditures associated with the rebuild of our Toledo cable system and continued rollout of high-speed data and digital cable service. In addition, depreciation expense for the Erie County system has been accelerated in anticipation of a first quarter 2004 rebuild completion date. Basic cable programming expenses increased $355,000, or 6.3%, to $6.0 million, due to price increases from programming suppliers. Programming expense for the digital tier increased $243,000, due to an increase in the number of digital subscribers as compared to the same quarter of the prior year.

     Publishing operating expenses were $60.8 million, a decrease of $735,000, or 1.2%, from the three months ended March 31, 2002. The decrease was primarily due to a $546,000, or 7.2%, decrease in newsprint and ink expense, resulting from a weighted-average price per ton decrease of $24.09, or 2.1%, and a 3.6% decrease in consumption from the same period of the prior year. Additional savings resulted from overall cost controls. Broadcasting operating expenses were $9.3 million, an increase of $290,000, or 3.2%, from the same period of the prior year. The increase results primarily from increases in programming and broadcast film amortization expense of $153,000 and $141,000, respectively. Other communications operating expenses were $5.4 million, a decrease of $804,000, or 12.9%, from the same period of 2002. This variance is primarily due to a decrease of $561,000, or 25.6% in operating expenses related to security alarm system sales and monitoring caused by a decrease in sales volumes, as well as by cost control initiatives. Telecom operating expenses decreased $156,000, or 4.1%, due primarily to a decrease of $120,000 in long-distance expense.

     Operating income decreased $1.3 million as compared to the three months ended March 31, 2002. Cable operating income decreased $64,000 due to increases in depreciation and basic cable programming expenses, partially offset by revenue growth generated from rate increases and rollout of new services. Publishing operating income decreased $1.4 million, primarily due to decreases in advertising revenue, partially offset by newsprint savings and the implementation of an overall expense reduction program. Broadcasting operating income decreased $222,000 due to substantially flat advertising revenue and increases in overall programming expenses. Other communications operating income increased $433,000 due to revenue growth from increased telecom sales and decreased operating expenses. Corporate general and administrative expenses increased $128,000 from the prior year due to increases in salary expense, professional fees, and amortization of deferred financing costs.

     For the three months ended March 31, 2003, the company reported a net loss of $4.2 million, compared to net income of $13.0 million reported for the same period of the prior year. The decrease in net income is due to the decrease in operating income, a $2.3 million increase in the expense attributable to the change in fair value of interest rate swaps, and a $21.6 million gain recognized in the first quarter of 2002 attributable to the like-kind exchange of Monroe Cablevision, partially offset by a decrease in interest expense and provision for income taxes of $199,000 and $8.2 million, respectively. The provision for income taxes decreased due to the tax effect of the gain on the like-kind exchange recognized in the first quarter of 2002.

     Depreciation and amortization of intangibles and deferred charges increased $1.5 million, or 13.1%, as compared to the same period of the prior year. The increase was primarily due to asset additions resulting from the rebuild of our cable system in Toledo, accelerated depreciation expense on the Erie County system, intangible amortization recognized due to the like-kind exchange of Monroe Cablevision and other capital expenditures to maintain operating assets.

     EBITDA decreased $532,000, or 3.8%, as compared to the three months ended March 31, 2002. A reconciliation of EBITDA to net income is provided below. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization (including amortization of broadcast rights), other non-cash charges, gains or losses on disposition of assets, other non-recurring items, and extraordinary items and after payments for broadcast rights. EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, or other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

     Capital expenditures totaled $8.8 million and $6.7 million, including capital leases, for the three months ended March 31, 2003 and March 31, 2002, respectively. Capital expenditures for the three months ended March 31, 2003 were used primarily to begin the rebuild of the Erie County Cable system, continue the rebuild of the system acquired from Comcast in the like-kind exchange and maintain other operating assets.

     As of March 31, 2003, the Company had $11.0 million in cash and cash equivalents and long-term funded debt of $248.9 million, excluding letters of credit and the $8.1 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing March 31, 2003 was 3.82 to 1.0. Please refer to the reconciliation of EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing March 31, 2003 was 17.1 to 1.0.

     For additional information on first quarter 2003 financial position, please contact Jodi Miehls, Treasurer, Block Communications at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

     The Company will host a conference call to discuss its first quarter 2003 results on Thursday, May 15, 2003 beginning at 10:00 a.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0574, conference ID: Block. A replay of the call will be available at 800-283-7928 beginning May 15, 2003 at 6:00 p.m. Eastern Time Zone until May 22, 2003 at midnight Eastern Time Zone.

Forward-Looking Statements

     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results for the quarters ended March 31, 2003 and 2002. A reconciliation of net income (loss) to EBITDA is provided for the quarters ended March 31, 2003, March 31, 2002 and December 31, 2002.

Block Communications, Inc., and Subsidiaries
Results of Operations

	Three months ended March 31,

	2003		2002

Revenue:
Publishing	$59,465,222	58.6%	$61,562,804	60.3%
Cable	26,908,577	26.5	25,096,835	24.6
Broadcasting	9,068,231	8.9	9,000,653	8.8
Other Communications	5,982,188	5.9	6,352,744	6.2

	101,424,218	100.0	102,013,036	100.0
Expense:
Publishing	60,784,000	59.9	61,519,313	60.3
Cable	24,689,294	24.3	22,813,956	22.4
Broadcasting	9,345,026	9.2	9,055,039	8.9
Other Communications	5,440,008	5.4	6,243,737	6.1
Corporate general and administrative	1,079,456	1.1	951,280	0.9

	101,337,784	99.9	100,583,325	98.6

Operating income	86,434	0.1%	1,429,711	1.4%
Nonoperating income (expense):
Interest expense	(4,947,372)		(4,748,149)
Gain on disposition of Monroe Cablevision	—		21,600,189
Change in fair value of interest rate swaps	(828,122)		1,461,826
Interest income	30,204		8,831

	(5,745,290)		18,322,697

Income (loss) before income taxes and minority interest	(5,658,856)		19,752,408
Provision (credit) for income taxes	(1,431,126)		6,792,532
Minority interest	39,711		(7,174)

Net income (loss)	$(4,188,019)		$12,952,702

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income (Loss) to EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated

	Three months ended March 31, 2003

Net Income (Loss)	$(1,166,437)	$1,548,219	$(173,828)	$605,576	$(5,001,549)	$(4,188,019)
Adjustments to Net Income (Loss):
Interest expense	48,607	—	—	—	4,898,765	4,947,372
Provision (credit) for income taxes	(200,915)	672,195	(62,831)	(63,396)	(1,776,179)	(1,431,126)
Depreciation	2,865,999	7,828,085	698,732	1,068,337	—	12,461,153
Amortization of intangibles and deferred charges	88,167	184,891	4,235	—	487,336	764,629
Amortization of broadcast rights	—	79,677	1,643,736	—	—	1,723,413
Film payments	—	(99,207)	(1,659,685)	—	—	(1,758,892)
Loss on disposal of assets	—	39,389	—	73	—	39,462
Change in fair value of derivative	—	—	—	—	828,122	828,122

EBITDA	$1,635,421	$10,253,249	$450,359	$1,610,590	$(563,505)	$13,386,114

	Three months ended March 31, 2002

Net Income (Loss)	$(222,305)	$1,590,706	$(204,552)	$323,712	$11,465,141	$12,952,702
Adjustments to Net Income (Loss):
Interest expense	37,228	—	—	—	4,710,921	4,748,149
Provision (credit) for income taxes	228,609	693,923	147,457	(214,705)	5,937,248	6,792,532
Depreciation	2,976,000	6,697,891	643,753	1,005,547	—	11,323,191
Amortization of intangibles and deferred charges	94,418	—	7,710	—	270,398	372,526
Amortization of broadcast rights	—	71,510	1,502,361	—	—	1,573,871
Film payments	—	(69,111)	(1,110,775)	—	—	(1,179,886)
Loss on disposal of assets	950	390,281	—	5,635	—	396,866
Change in fair value of derivative	—	—	—	—	(1,461,826)	(1,461,826)
Gain on sale of Monroe Cablevision	—	—	—	—	(21,600,189)	(21,600,189)

EBITDA	$3,114,900	$9,375,200	$985,954	$1,120,189	$(678,307)	$13,917,936

	Year ended December 31, 2002

Net Income (Loss)	$2,344,897	$7,003,335	$2,410,338	$1,633,023	$(10,851,147)	$2,540,446
Adjustments to Net Income (Loss):
Interest expense	1,814,250	—	—	—	21,138,122	22,952,372
Income tax expense	3,910,500	3,072,100	784,300	(225,050)	(4,814,350)	2,727,500
Depreciation	11,299,600	26,681,076	2,659,875	4,112,575	—	44,753,126
Amortization	352,668	559,597	16,940	446,138	1,636,006	3,011,349
Film Amortization	—	323,961	6,814,141	—	—	7,138,102
Film payments	—	(223,346)	(5,521,115)	—	—	(5,744,461)
(Gain) loss on disposal of assets	(163,612)	(138,479)	—	1,823	—	(300,268)
Change in fair value of derivative	—	—	—	—	732,748	732,748
Loss on extinguishment of debt	—	—	—	—	8,989,786	8,989,786
Gain on sale of Monroe Cablevision					(21,140,829)	(21,140,829)

EBITDA	$19,558,303	$37,278,244	$7,164,479	$5,968,509	$(4,309,664)	$65,659,871